Exhibit 4.1

Execution Version

$1,000,000,000
CREDIT AGREEMENT

dated as of April 20, 2015,

by and among

STARZ, LLC,
as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

THE BANK OF NOVA SCOTIA,
as Administrative Agent

SUNTRUST BANK,
as Syndication Agent

BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
JPMORGAN CHASE BANK, N.A.,
ROYAL BANK OF CANADA,
and
TD BANK, N.A.,
as Documentation Agents

THE BANK OF NOVA SCOTIA,
SUNTRUST ROBINSON HUMPHREY, INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BARCLAYS CAPITAL,
JPMORGAN CHASE BANK, N.A.,
RBC CAPITAL MARKETS*,
and
TD SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners

*RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

SCHEDULES:

Schedule 1.01A	—	Commitments
Schedule 1.01B	—	Unrestricted Subsidiaries on Closing Date
Schedule 1.01C	—	Existing Specified Swap Agreements
Schedule 2.01	—	Initial Loans
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Filings
Schedule 6.02	—	Existing Liens
Schedule 6.09	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Opinion of Credit Parties’ Counsel
Exhibit C	—	Form of Subsidiary Guarantee
Exhibit D	—	Form of Pledge Agreement
Exhibit E	—	Form of Parent Pledge Agreement
Exhibit F	—	Form of Certificate
Exhibit G-1	—	Form of New Lender Supplement
Exhibit G-2	—	Form of Incremental Term Facility Activation Notice
Exhibit G-3	—	Form of New Revolving Commitment Activation Notice

CREDIT AGREEMENT, dated as of April 20, 2015 (as amended or otherwise modified from time to time, this “Agreement”), by and among STARZ, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS from time to time party hereto, THE BANK OF NOVA SCOTIA, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as an Issuing Bank, and the other parties from time to time party hereto.

WHEREAS, the Borrower has requested that the Lenders provide commitments to make Revolving Loans to the Borrower, from time to time after the Closing Date, in an aggregate principal amount not to exceed $1,000,000,000.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.   Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjustment Date” has the meaning assigned to such term in the definition of “Pricing Grid”.

“Administrative Agent” has the meaning assigned to such term in the preamble, or its successor in such capacity as provided in Section 8.06.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lenders” has the meaning assigned to such term in Section 9.02(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lenders” has the meaning assigned to such term in Section 9.02(d).

“Affiliated Persons” mean, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.

“Agent Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Lender’s Incremental Term Loans, and (b) the amount of such Lender’s Revolving Commitment and Incremental Revolving Commitments then in effect or, if such Revolving Commitment or such Incremental Revolving Commitments have been terminated, such Lender’s Outstanding Revolving Credit or Incremental Revolving Loans.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Borrowing with a one-month Interest Period plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, respectively.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.16.

“Anti-Money Laundering Laws” has the meaning assigned to such term in Section 3.16.

“Applicable Period” has the meaning assigned to such term in the definition of “Pricing Grid”.

“Applicable Rate” means (a) for each Type of Loan other than Incremental Term Loans (i) prior to the first Adjustment Date occurring after the Closing Date, 1.75% for Eurocurrency Loans and 0.75% for ABR Loans and (ii) on and after the first Adjustment Date occurring after the Closing Date, a percentage determined in accordance with the Pricing Grid, and (b) for each Type of Incremental Term Loan, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Term Facility Activation Notice.

“Approved Fund” has the meaning assigned to such term in Section 9.05.

“Arrangers” means The Bank of Nova Scotia and SunTrust Robinson Humphrey, Inc.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower (such approval of the Borrower not to be unreasonably withheld or delayed).

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect at such time over (b) such Lender’s Outstanding Revolving Credit.

“Bankruptcy Event” means, with respect to any Lender, such Lender or any other Person as to which such Lender is a Subsidiary (a “Parent Company”) (i) is adjudicated as, or determined by any Governmental Authority having regulatory authority over it or its assets to be, insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or (iii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such appointment; provided that a Bankruptcy Event shall not result solely by virtue of any control of or ownership interest in, or the acquisition of any control of or ownership interest in, such Lender or its Parent Company by a Governmental Authority as long as such control or ownership interest does not result in or provide such Lender or its Parent Company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or its Parent Company (or such Governmental Authority) to reject, repudiate, disavow or disaffirm such Lender’s obligations under this Agreement.

“beneficial owner” shall be determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act, as in effect on the Closing Date.  “Beneficially own”, “beneficially owned” and “beneficial ownership” have meanings correlative to that of beneficial owner.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing” means a group of Loans of the same Type under a single Facility, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by Standard & Poor’s or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (i) in the case of any Foreign Subsidiary, investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized.

“Change in Control” means any of the following events:

(a)                                 a Parent Change in Control;

(b)                                 the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Borrower, or the Borrower and its Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act); or

(c)                                  the Parent shall cease to beneficially own and control, directly or indirectly, 100% of each class of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans or Incremental Term Loans.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property of the Loan Parties party to the Pledge Agreement, now owned or hereafter acquired, upon which a Lien is granted under the Pledge Agreement.

“Collateral Agent” means The Bank of Nova Scotia, in its capacity as collateral agent under the Subsidiary Guarantee, the Pledge Agreement and the Parent Pledge Agreement for the Lenders and

certain other holders of obligations of the Loan Parties, or its successor in such capacity as provided in such agreements.

“Collateral Release” means a release of Collateral from the Liens created by the Pledge Agreement and/or Parent Collateral from the Liens created by the Parent Pledge Agreement, pursuant to Section 9.15(b) unless such Liens are required to be re-granted pursuant to Section 9.15(c).

“Commitments” refers to any of the Revolving Commitments, the Incremental Revolving Commitments and the Incremental Term Commitments.

“Commitment Period” means the period from and including the Closing Date to the Maturity Date.

“Commitment Fee Rate” means (a) prior to the first Adjustment Date occurring after the Closing Date, 0.30% and (b) on and after the first Adjustment Date occurring after the Closing Date, a rate determined in accordance with the Pricing Grid.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated OIBDA for the most recently ended period of four fiscal quarters to (b) Consolidated Interest Expense for the most recently ended period of four fiscal quarters.

“Consolidated Interest Expense” means, for any period of four consecutive fiscal quarters, the interest expense for such period determined on a consolidated basis in accordance with GAAP with respect to the Borrower and its Restricted Subsidiaries (including that portion attributable to Capital Lease Obligations in accordance with GAAP and net payments (less net credits) under Swap Agreements to the extent such net payments constitute interest expense and are allocable to such period, in each case, in accordance with GAAP), net of interest income of the Borrower and its Restricted Subsidiaries of up to $7,500,000, for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt to (b) Consolidated OIBDA for the most recently ended period of four fiscal quarters.

“Consolidated Net Income or Loss” means, for any period, the consolidated net income (or loss) for such period of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated OIBDA” means, for any period, Consolidated Net Income or Loss of the Borrower and its Restricted Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income or Loss, the sum of the following amounts for such period (i) any unusual or extraordinary items resulting in losses as determined under GAAP, (ii) any loss from discontinued operations, (iii) income tax expense, (iv) any non-cash losses that are not operational in nature such as goodwill, asset and other impairment charges (including impairments of capitalized production and development costs), early extinguishment of debt, losses from asset sales or retirements and write-offs of deferred financing costs, (v) any realized or unrealized losses resulting from adjustments to financial instruments to account for such instruments at fair market value, (vi) any realized or unrealized losses on foreign currency hedging transactions, (vii) interest expense, (viii) share of losses of affiliated entities accounted for under the equity method of accounting, (ix) net income attributable to noncontrolling (minority) interests, (x) depreciation and amortization expense (excluding programming license fee amortization and production cost amortization), (xi) non-cash stock compensation expense or non-cash phantom stock appreciation rights expense, (xii) non-recurring cash charges associated with acquisition or disposition transactions, including integration costs, restructuring costs and severance charges, and (xiii) reasonable pro forma cost savings resulting from acquisition or disposition transactions that have been realized or are expected to be realized within 12 months of such transaction (provided that any adjustments under clauses (xii) and (xiii) shall be limited in the aggregate to 7.5% of Consolidated OIBDA as calculated without the additions in clauses (xii) and (xiii)), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income or Loss, (i) any unusual or extraordinary items resulting in gains as determined under GAAP, (ii) any gains from discontinued operations, (iii) income tax benefits, (iv) any non-cash gains that are not operational in nature such as gains from asset sales, (v) any realized or unrealized gains resulting from adjustments to financial instruments to account for such instruments at fair market value, (vi) any realized or unrealized gains on foreign currency hedging transactions, (vii) interest income, (viii) share of earnings of affiliated entities accounted for under the equity method of accounting, and (ix) net loss attributable to noncontrolling (minority) interests.  All additions and subtractions shall be determined on a consolidated basis (excluding any Unrestricted Subsidiary) in accordance with GAAP.  For any period during which a purchase or other acquisition is made by the Borrower or any Restricted Subsidiary, Consolidated OIBDA shall be calculated on a pro forma basis as if such purchase or other acquisition was consummated on the first day of such period, and for any period during which a Subsidiary or business was disposed of or discontinued, Consolidated OIBDA shall be calculated on a pro forma basis as if such Subsidiary or business had been disposed of on the first day of such period.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means the collective reference to the Loan Documents and the Parent Pledge Agreement.

“Credit Parties” means the collective reference to the Loan Parties and the “Pledgors” party to the Parent Pledge Agreement.

“Default” means (a) an Event of Default or (b) any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Agent Party any amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to such funding or payment has not been satisfied, or, in the case of clause (ii) or clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute regarding its obligation to make such funding or payment; (b) has notified the Borrower or any Agent Party in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding or payment obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to such funding or payment under this Agreement has not been satisfied); (c) has failed, within three Business Days after request by the Administrative Agent or Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent Party’s receipt of such certification; or (d) has become the subject of a Bankruptcy Event.

“Designation Amount” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary”.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents” means, collectively, Bank of America, N.A., Barclays Bank PLC, JPMorgan Chase Bank, N.A., Royal Bank of Canada and TD Bank, N.A., in their capacities as “co-documentation agents” for the Facilities.

“Dollars” or “$” means the lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event” (as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan) other than an event for which the 30-day notice period is waived; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (a) in the case of each Lender and the Administrative Agent, Taxes imposed on its overall net income, and franchise and branch profits Taxes imposed on it in lieu of net income Taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or any political subdivision thereof; (b) in the case of each Lender, Taxes imposed on its overall net income, and franchise and branch profits Taxes imposed on it in lieu of net income Taxes, by the jurisdiction of such Lender’s applicable lending office or any political subdivision thereof; (c) in the case of each Lender and the Administrative Agent, Taxes that would not be imposed but for a present or former connection between the Lender or the Administrative Agent, as the case may be, and the taxing jurisdiction or any political subdivision thereof (other than any such connection arising solely from the execution, delivery, performance or receipt of payment under this Agreement); (d) in the case of each Lender and the Administrative Agent, Taxes imposed by the United States by means of withholding if and to the extent that such Taxes shall be in effect and shall be applicable on the Closing Date to payments to be made to such Lender’s applicable lending office; (e) in the case of an assignment by a Lender, any Taxes that exceed the amount of Taxes that are imposed prior to such assignment, unless such assignment and acceptance resulted from the request of the Borrower pursuant to Section 2.16(b); (f) in the case of each Lender, any Tax that is attributable to such Lender’s failure to comply with Section 2.14(f) or failure to maintain a Participant Register as required by Section 9.05(c); and (g) in the case of each Lender any Taxes imposed by the United States by means of withholding as a result of the failure of such Lender to comply with its obligations under FATCA, other than obligations that are added to FATCA after the Closing Date to the extent compliance with such new obligations would violate any law applicable to such Lender.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of November 16, 2011, by and among the Borrower, as borrower, the lenders from time to time party thereto, The Bank of

Nova Scotia, as administrative agent, and the other agents and parties from time to time party thereto, as amended or otherwise modified.

“Existing Credit Facility” means the credit facility under the Existing Credit Agreement.

“Extending Lender” has the meaning assigned to such term in Section 9.02(c).

“Facility” means (a) the credit facility made available pursuant to the Revolving Commitments (the “Revolving Facility”), (b) each new credit facility made available pursuant to Incremental Revolving Commitments, if any, and increases therein (each, an “Incremental Revolving Facility”), and (c) each borrowing of Incremental Term Loans pursuant to an Incremental Term Commitment, if any (each, an “Incremental Term Facility”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Administrative Agent on such day on such transactions from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time (except as set forth in Section 1.05).

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity on behalf thereof.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other similar obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other similar obligation or to purchase or provide (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the holder of such Indebtedness or other similar obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other similar obligation, (d) to act as (or undertake to be) an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or similar obligation, or (e) with respect to Indebtedness, any obligation of any Person arising as a result of such Person acting as a co-issuer with any other Person in respect to such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Facility” means any Incremental Revolving Facility or any Incremental Term Facility.

“Incremental Revolving Commitment” means an increased or new Commitment incurred in connection with a New Revolving Commitment Activation Notice other than additional Revolving Commitments.

“Incremental Revolving Facility” has the meaning assigned to such term in the definition of “Facility”.

“Incremental Revolving Loans” means any revolving loans borrowed under any Incremental Revolving Commitments.

“Incremental Revolving Termination Date” means, with respect to the Incremental Revolving Loans to be made pursuant to any New Revolving Commitment Activation Notice, the final maturity date specified in such New Revolving Commitment Activation Notice, which date shall not be prior to the Maturity Date.

“Incremental Term Commitment” means an incremental term commitment incurred in connection with an Incremental Term Facility Activation Notice.

“Incremental Term Facility” has the meaning assigned to such term in the definition of “Facility”.

“Incremental Term Facility Activation Notice” means a notice substantially in the form of Exhibit G-2.

“Incremental Term Facility Closing Date” means any Business Day designated as such in an Incremental Term Facility Activation Notice.

“Incremental Term Lenders” means (a) on any Incremental Term Facility activation date relating to Incremental Term Loans, the Lenders signatory to the relevant Incremental Term Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans” means any term loans borrowed in connection with an Incremental Term Facility Activation Notice.

“Incremental Term Maturity Date” means, with respect to the Incremental Term Loans to be made pursuant to any Incremental Term Facility Activation Notice, the final maturity date specified in such Incremental Term Facility Activation Notice, which date shall not be prior to the date that is six (6) months after the Maturity Date (or if such date that is six (6) months after the Maturity Date is not a Business Day, the next Business Day thereafter).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements constituting Liens hereunder relating to property acquired by such Person (excluding obligations arising from inventory transactions in the ordinary course of business), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and all accrued liabilities and deferred revenue incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  “Indebtedness” shall not include (i) any amounts payable under any long-term incentive or deferred compensation plans of any Person relating to its or its Subsidiaries’ directors, management, employees or consultants or (ii) for the purposes of Section 6.01 and the term “Material Indebtedness” only, any amounts owed to the Borrower or any Restricted Subsidiary.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning assigned to such term in Section 9.13.

“Insolvent” with respect to any Multiemployer Plan means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency

Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one month, two months, three months or six months (or, if available to all Lenders under the relevant Facility, twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one month, two months, three months or six months (or, if available to all Lenders under the relevant Facility, twelve months or such other, shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period for a Revolving Loan that would extend beyond the Maturity Date, an Interest Period for an Incremental Revolving Loan that would extend beyond the Incremental Revolving Termination Date for such Incremental Revolving Loan, or an Interest Period for an Incremental Term Loan that would extend beyond the Incremental Term Maturity Date for such Incremental Term Loan; and

(iii) any Interest Period of at least one month’s duration that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment Grade Rating” has the meaning assigned to such term in the definition of “Pricing Grid”.

“Investment Grade Rating Decrease” has the meaning assigned to such term in the definition of “Pricing Grid”.

“Investments” has the meaning assigned to such term in Section 6.11.

“Issuing Bank” means The Bank of Nova Scotia, in its capacity as an issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.17(i).  The Borrower may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), arrange for one or more Letters of Credit to be issued by other Lenders, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender; provided that no such Lender shall have any obligation to be an Issuing Bank unless it agrees to do so in its sole discretion.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a demand for payment or drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or New Lender Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.17.

“Leverage Release Period” has the meaning assigned to such term in Section 9.15.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the higher of (i) zero percent per annum and (ii) an interest rate per annum equal to the ICE Benchmark Administration LIBOR Rate (“ICE LIBOR”) appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period; provided that in the event that such rate is not available at such time for any reason, then “ICE LIBOR” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in Dollars for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan Documents” means the collective reference to this Agreement, the Subsidiary Guarantee and the Pledge Agreement, in each case as amended or otherwise modified from time to time.

“Loan Parties” means the collective reference to the Borrower and the Subsidiary Guarantors.

“Loans” means any of the Revolving Loans, Incremental Revolving Loans or Incremental Term Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries that results in a material impairment of the ability of the Borrower to perform any payment obligations hereunder or (b) the validity or enforceability of this Agreement or the other Credit Documents or the rights or remedies of the Administrative Agent (including in its capacity as Collateral Agent) or the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means (i) Starz Finance and (ii) any other Domestic Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended, that has assets (including Equity Interests in Restricted Subsidiaries) or revenues (including both third party and intercompany revenues) with a value in excess of 7.50% of the consolidated assets of the Borrower and its Domestic Subsidiaries or 7.50% of the consolidated revenues of the Borrower and its Domestic

Subsidiaries for the most recently ended period of four fiscal quarters; provided, that in the event all Domestic Subsidiaries that would otherwise not be Material Domestic Subsidiaries shall, when taken together, in the aggregate account for a percentage in excess of 7.50% of the consolidated assets of the Borrower and its Domestic Subsidiaries or 7.50% of the consolidated revenues of the Borrower and its Domestic Subsidiaries for the most recently ended period of four fiscal quarters, then one or more of such Domestic Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of a Swap Agreement, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (a) all Material Domestic Subsidiaries and (b) any Restricted Subsidiary of the Borrower that, as of the last day of the fiscal quarter of the Borrower most recently ended, has assets or revenues (on a consolidated basis including its Restricted Subsidiaries) with a value in excess of 1.0% of the consolidated assets of the Borrower and its Restricted Subsidiaries or 1.0% of the consolidated revenues of the Borrower and its Restricted Subsidiaries.

“Maturity Date” means April 20, 2020.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.02(c).

“New Lender Supplement” has the meaning assigned to such term in Section 2.02(c).

“New Revolving Commitment Activation Notice” means a notice substantially in the form of Exhibit G-3.

“New Revolving Commitment Closing Date” means any Business Day designated as such in a New Revolving Facility Activation Notice.

“New Revolving Commitments” has the meaning assigned to such term in Section 2.02(a).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(c).

“Note” means a promissory note of the Borrower payable to a Lender or its registered assigns, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the obligations of the Borrower to reimburse the Issuing Bank for demands for payment or drawings under a Letter of Credit, and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Arrangers or to any Lender that are required to be paid by the Borrower pursuant hereto).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement of, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement.

“Outstanding Revolving Credit” means, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Revolving Lender’s Revolving Loans and (b) such Revolving Lender’s LC Exposure.

“Parent” means Starz, a Delaware corporation.

“Parent Change in Control” means the acquisition of beneficial ownership by any person or group (such person or group, the “Transferee”) (excluding any Permitted Holder or group Controlled by any Permitted Holder) of more than 30% of the aggregate voting power of all outstanding classes or series of the Parent’s voting stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of Parent’s voting stock beneficially owned by the Permitted Holders collectively, unless the Transferee has on the date of such transaction an investment grade corporate family rating by one of Moody’s or Standard & Poor’s.  For purposes of this definition, “person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Parent Collateral” means any “Collateral” under and as defined in the Parent Pledge Agreement.

“Parent Pledge Agreement” means the Pledge Agreement dated as of April 20, 2015, by the Parent, substantially in the form of Exhibit E.

“Pari Passu Indebtedness” means Secured Indebtedness of the Borrower (other than the Obligations) so long as (a) the Obligations are of at least equal seniority as to claims (except to the extent the Lenders have knowingly and voluntarily agreed to subordinate the Obligations) and are secured equally and ratably with (or better than) such Indebtedness and the Obligations are guaranteed to at least the same extent (including as to seniority of claims) by any Restricted Subsidiary that has guaranteed such Indebtedness, (b) such Secured Indebtedness has a final maturity date occurring at least six months after the latest final maturity date applicable to the Loans at the time such Secured Indebtedness is incurred, (c) in the case of notes or term loans (i.e. term B loans) intended primarily for issuance to institutional investors, such Secured Indebtedness has (i) scheduled amortization payments (excluding the final installment thereof) of no more than 1% per year of the original aggregate outstanding principal amount of such Secured Indebtedness and (ii) a final maturity date occurring at least one year after the Maturity Date, (d) such Secured Indebtedness has no financial maintenance covenants of a different type than those in this Agreement, and no financial maintenance covenants that are more restrictive than those in this Agreement, and (e) such Secured Indebtedness does not have negative covenants or default provisions that are materially more restrictive than those contained in this Agreement (as certified, in the case of this clause (e), by a Financial Officer pursuant to a certificate reasonably acceptable to the Administrative Agent, which certificate, upon acceptance by the Administrative Agent, shall be conclusive as to compliance with this clause (e)).

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)                           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)                           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)                            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation (or pursuant to letters of credit issued in connection with such workers’ compensation compliance), unemployment insurance and other social security laws or regulations;

(d)                           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business;

(e)                            judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)                             easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g)                            Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof;

(h)                           Liens granted in favor of guilds in the ordinary course of business that secure obligations relating to collective bargaining agreements that are not overdue by more than 30 days or are being contested in compliance with Section 5.04; and

(i)                               other Liens securing obligations other than Indebtedness in an aggregate outstanding amount not exceeding $5,000,000.

“Permitted Holders” means any one or more of (a) John C. Malone, (b) each of the Affiliated Persons of the Person referred to in clause (a), and (c) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a) or (b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Section 302 and Title IV of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement dated as of April 20, 2015, by the Borrower and each other holder of any Equity Interest in a Material Domestic Subsidiary, substantially in the form of Exhibit D.

“Pricing Grid” means the table below, adjusted as described below in this definition.

Consolidated Leverage Ratio	Commitment Fee Rate	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
> 3.50:1.00	0.400%	2.25%	1.25%
> 3.00:1.00 and < 3.50:1.00	0.350%	2.00%	1.00%
> 2.00:1.00 and < 3.00:1.00	0.300%	1.75%	0.75%
< 2.00:1.00	0.250%	1.50%	0.50%

For the purposes of the Pricing Grid, changes in the Applicable Rate and Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 5.01 and shall remain in effect until the next change to be effected pursuant to this paragraph.  Notwithstanding the foregoing, if any financial statements referred to above are not delivered within the time periods specified in Section 5.01, then, until the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid (as adjusted below) shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid (as adjusted below) shall apply.  Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.  If at any time (and from time to time) (A) an Investment Grade Rating (as defined below) has occurred, (B) the Borrower has provided notice thereof to the Administrative Agent and (C) no Default has occurred and is continuing, then each of the Applicable Rates in the Pricing Grid will be adjusted downward by 0.25% at each level and for each Type of Loan; provided, that any downward adjustment in the Applicable Rates resulting from satisfaction of the foregoing conditions shall in no event exceed 0.25% in the aggregate during the term of this Agreement at each level and for each Type of Loan.  “Investment Grade Rating” means that the Loans or any outstanding notes of the Borrower that, if secured, are secured only by (x) the same Collateral securing the Loans, or (y) a portion of such Collateral and no other assets or property, are rated either BBB- or better by Standard & Poor’s or Baa3 or better by Moody’s.

For purposes of the Pricing Grid, in the event that it is determined that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or any Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate actually applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Rate for such Applicable Period shall be determined as if such higher Applicable Rate were applicable for such Applicable Period, and (iii) the Borrower shall within three Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Prime Rate” means the rate of interest most recently established by the Administrative Agent in New York City as its base rate for Dollars loaned in the United States; each change in the Prime Rate shall be effective from and including the date such change is established as being effective.

“Priority Indebtedness” means (i) Secured Indebtedness of any Restricted Subsidiary and (ii) any Secured Indebtedness of the Borrower, but excluding in the case of clauses (i) and (ii) Indebtedness permitted pursuant to clause (a), (b), (c) or (f) of Section 6.01.

“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Refinancing Indebtedness”.

“Refinancing Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(a)                                 the principal amount of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (or, if less, the portion of the principal amount required to be paid in connection with the refinancing) plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(b)                                 the obligor of Refinancing Indebtedness does not include any Person (other than the Borrower or any Restricted Subsidiary) that is not an obligor of the Loans;

(c)                                  if the Refinanced Indebtedness was subordinated in right of payment to the Loans or the Subsidiary Guarantee, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans or the Subsidiary Guarantee, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(d)                                 the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or (b) after the date that is six months after the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred; and

(e)                                  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced

Indebtedness being repaid that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred (provided that Refinancing Indebtedness in respect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sinking fund payments, serial maturity dates or other required payments of principal of up to 1% of the aggregate principal amount per annum).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners and advisors of such Person and such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Required Lenders” means, subject to Section 2.18(b), at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Incremental Term Loans then outstanding, and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the sum of the Total Revolving Loans then outstanding and the LC Exposure at such time and (iii) the sum of the Incremental Revolving Commitments then in effect or, if the Incremental Revolving Commitments have been terminated, the sum of the Incremental Revolving Loans then outstanding.

“Requirements of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted List” has the meaning assigned to such term in Section 9.05(b)(i).

“Restricted Party” means any Person that is, or is known by the Borrower to be owned or controlled by a Person that is, listed on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, or any similar list maintained by the U.S. Department of State or any other relevant U.S. government agency, or a Person that is otherwise known by the Borrower to be the target of Sanctions (“target of Sanctions” signifying that a U.S. Person is prohibited by Sanctions from transacting with such Person).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than Unrestricted Subsidiaries.

“Revocation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary”.

“Revolving Commitment” means, as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and purchase participation interests in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms of this Agreement.  The aggregate principal amount of all Revolving Commitments on the Closing Date is $1,000,000,000.

“Revolving Commitment Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the Total Revolving Commitments at such time.

“Revolving Facility” has the meaning assigned to such term in the definition of “Facility”.

“Revolving Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December during the Commitment Period and (b) the last day of the Commitment Period.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning assigned to such term in Section 2.01(a).

“Sanctions” means the economic sanctions regulations administered, enacted or enforced by OFAC, the U.S. Department of State or any other relevant U.S. government agency that prohibit a U.S. person from transacting with Restricted Parties.

“Secured Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary secured by any Lien on the assets of the Borrower or such Restricted Subsidiary.

“Specified Swap Agreement” means any Swap Agreement listed on Schedule 1.01C and any other Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Subsidiary Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Standard & Poor’s” means Standard & Poor’s Rating Services.

“Starz Finance” means Starz Finance Corp., a Delaware corporation.

“Stock Compensation Plans” means compensation plans in connection with which the Borrower and its Restricted Subsidiaries make payments to its Affiliates in consideration for securities of its parent issued to employees of the Borrower and its Restricted Subsidiaries.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Subsidiary Guarantee” means the Subsidiary Guarantee Agreement to be executed and delivered by each Material Domestic Subsidiary and Starz Finance, substantially in the form of Exhibit C.

“Subsidiary Guarantor” means each Domestic Subsidiary that is a party to the Subsidiary Guarantee.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means SunTrust Bank, in its capacity as “syndication agent” for the Facilities.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Total Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Loans” means, at any time, the aggregate amount of the Revolving Loans of the Revolving Lenders outstanding at such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the execution, delivery and performance by the Credit Parties of the other Credit Documents, the borrowing of Loans and the use of proceeds thereof.

“Type” means, as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower listed on Schedule 1.01B, (b) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower after the Closing Date in a written notice to the Administrative Agent and (c) any Subsidiary of any Subsidiary described in clause (a) or (b) above; provided, that, in each case, (i) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a Guarantee or otherwise) against the Borrower or any of its Restricted Subsidiaries in respect of any Indebtedness or other obligation (except for obligations arising by operation of law, including joint and several liability for taxes, ERISA and similar items) of any such Subsidiary (collectively, “Unrestricted Subsidiary Support Obligations”), except pursuant to Investments permitted by Section 6.11; (ii) neither the Borrower nor any of its Restricted Subsidiaries shall become a general partner of any such Subsidiary; (iii) no default with respect to any Indebtedness of any such Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Subsidiary), shall permit solely as a result of such Indebtedness being in default or accelerated (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) no such Subsidiary shall own any Equity Interests of, or own or hold any Lien on any property of, the Borrower or any Restricted Subsidiary; (v) no Investments may be made in any such Subsidiary by the Borrower or any Restricted Subsidiary except to the extent permitted under Section 6.11(f) or (h) (it being understood that, if a Subsidiary is designated as an Unrestricted Subsidiary after the Closing Date, the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall be subject to the limits set forth in Section 6.11(f) or (h), as applicable); (vi) at the time of such designation, no Default shall have occurred and be continuing or would result therefrom; and (vii) at the time of such designation, after giving pro forma effect thereto, the Consolidated Leverage Ratio shall be less than or equal to the Consolidated Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10.  It is understood that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.

The Borrower may revoke the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to a written notice to the Administrative Agent so long as, after giving pro forma effect to such revocation, (i) the Consolidated Leverage Ratio shall be less than or equal to the Consolidated Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10 and (ii) no Default shall have occurred and be continuing.  In addition, if any of the requirements specified in the first sentence of this definition ceases at any time to be complied with as to any Unrestricted Subsidiary, the designation thereof shall automatically be deemed to be revoked without requirement of any action by any Person on the date that is 30 days after the Borrower or any of its Subsidiaries has obtained knowledge of such noncompliance, unless such noncompliance has been cured prior to such date.  Any revocation described in the preceding two sentences is referred to herein as a “Revocation”.  Upon any Revocation, such Unrestricted Subsidiary shall constitute a Restricted Subsidiary for all purposes of this Agreement and the Borrower shall comply with Section 5.09 if such Subsidiary is a Material Domestic Subsidiary.  In the case of any Revocation, if the designation of such Subsidiary as an Unrestricted Subsidiary caused the available basket amount referred to in Section 6.11(f) or (h), as applicable, to be utilized by an amount equal to the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary so designated (the amount so utilized, the “Designation Amount”), then, effective upon such Revocation, the relevant available basket amount shall be increased by the lesser of (i) the Designation Amount and (ii) the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such Subsidiary at the time of such Revocation.  Any Subsidiary as to which any Revocation has been made may not subsequently be designated as an Unrestricted Subsidiary.

“Unrestricted Subsidiary Support Obligations” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary”.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.   Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.   Pro Forma Determinations. Whether or not specified elsewhere herein, in order to determine that no Default shall have occurred and be continuing after giving effect to a particular transaction or event, such determination shall require, without limitation, a determination that the Borrower would be in compliance with Section 6.10 after giving effect thereto.

SECTION 1.04.   Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The foregoing standards shall also apply to the other Credit Documents.

SECTION 1.05.   Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of any determinations associated with leases, including, without limitation, determinations of whether such leases are capital leases, whether obligations under such leases are Capital Lease Obligations, the amount of any Capital Lease Obligations associated with such leases, and the amount of operating expenses associated with such leases, Consolidated OIBDA, Indebtedness and the Consolidated Leverage Ratio shall be determined based on generally accepted accounting principles in the United States in effect on the Closing Date; provided further that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01.   Commitments.

(a)                                 Revolving Commitments.

(i)                               Subject to the terms and conditions hereof, from time to time during the Commitment Period, each Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower in an aggregate principal amount that will not result at the time of such Borrowing in the amount of such Lender’s Outstanding Revolving Credit under the Revolving Commitments exceeding such Lender’s Revolving Commitment.  During the Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.03 and 2.05.

(ii)                            Each Revolving Loan under the Revolving Commitments shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders thereunder ratably in accordance with their respective Revolving Commitments.  The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b)                                 Initial Loans.

(i)   The Borrower agrees that it shall be deemed to have made an initial Borrowing on the Closing Date in an amount equal to the aggregate amount listed in columns A and B on Schedule 2.01.

(ii)   The parties hereto agree that each Lender hereunder that made revolving loans under the Existing Credit Agreement that remain outstanding immediately prior to the initial Borrowing hereunder shall, for purposes of effecting a cashless settlement of such outstanding revolving loans, be deemed to have made, pursuant to the terms and provisions of this Agreement, a Revolving Loan on the Closing Date in an amount equal to the amount listed next to the name of such Lender in column A on Schedule 2.01, which amount shall be equal to the outstanding principal amount of revolving loans (as of the time immediately prior to the Closing Date) made by such Lender to the Borrower under the Existing Credit Agreement.

(iii)   The Borrower and each Lender agrees that such Lender shall fund Revolving Loans on the Closing Date in an amount equal to the amount listed next its name in column B on Schedule 2.01.

(c)                                  At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Borrowings outstanding.

SECTION 2.02.  Incremental Revolving Commitments and Incremental Term Loans

(a)                                       The Borrower and one or more Lenders (including New Lenders reasonably acceptable to the Administrative Agent) may from time to time agree that such Lenders shall incur Incremental Revolving Commitments or additional Revolving Commitments (collectively, the “New Revolving Commitments”) by executing and delivering to the Administrative Agent a New Revolving Commitment Activation Notice specifying (i) the amount of the Incremental Revolving Commitments or additional Revolving Commitments and (ii) the applicable New Revolving Commitment Closing Date.  Notwithstanding the foregoing, (1) (A) the aggregate amount of New Revolving Commitments plus the aggregate amount of Incremental Term Loans shall not exceed $250,000,000, (B) no New Revolving Commitments may be incurred if a Default would be in existence immediately before or after giving pro forma effect thereto and to any concurrent transactions and any substantially concurrent use of the proceeds thereof, (C) after giving pro forma effect thereto and to any concurrent transactions, the Consolidated Leverage Ratio shall be less than or equal to the Consolidated Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10, and (D) the representations and warranties of each Credit Party set forth in the Credit Documents to which it is a party are true and correct in all material respects at such time; provided that (x) any such representation or warranty that relates to an earlier date shall only be required to be true and correct as of such earlier date, and (y) to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects, and (2) unless otherwise agreed by the Administrative Agent, (A) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (B) no more than four New Revolving Commitment Activation Notices may be delivered by the Borrower after the Closing Date.  No existing Lender shall have any obligation to incur any New Revolving Commitments unless it agrees to do so in its sole discretion.

(b)                                       The Borrower and any one or more Lenders (including New Lenders reasonably acceptable to the Administrative Agent) may from time to time agree that such Lenders shall make Incremental Term Loans by executing and delivering to the Administrative Agent an Incremental Term Facility Activation Notice specifying (i) the amount of such Incremental Term Loans, (ii) the applicable Incremental Term Facility Closing Date, (iii) the applicable Incremental Term Maturity Date, (iv) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.07(b), (v) the Applicable Rate for such Incremental Term Loans, (vi) the proposed original issue discount applicable to such Incremental Term Loans, if any, (vii) if applicable, the manner in which prepayments of such Incremental Term Loans shall be applied to the installments thereof, and (viii) any other terms (including mandatory prepayment provisions, if any) applicable to such Incremental Term Loans acceptable to the Borrower and the Administrative Agent that are consistent with the terms of this Section 2.02(b) and Section 2.07(b).  Notwithstanding the foregoing, (1) (A) the aggregate amount of New Revolving Commitments plus the aggregate amount of Incremental Term Loans shall not exceed $250,000,000, (B) no Incremental Term Loans may be incurred if a Default would be in existence immediately before or after giving pro forma effect thereto and to any concurrent transactions and any substantially concurrent use of the proceeds thereof, (C) after giving pro forma effect thereto and to any concurrent transactions, the Consolidated Leverage Ratio shall be less than or equal to the Consolidated Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10, (D) the covenants and Events of Default applicable to any Incremental Term Loan shall be no more favorable to the Incremental Term Lenders (or more restrictive on the Borrower and its Restricted Subsidiaries) than the equivalent covenants and events of default applicable to the Revolving Facility, to the extent applicable, and (E) the representations and warranties of each Credit Party set forth in the Credit Documents to which it is a party are true and correct in all material respects at such time; provided that (x) any such representation or warranty that relates to an earlier date shall only be required to be true and correct as of such earlier date, and (y) to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects; and (2) unless otherwise agreed by the Administrative Agent, (A) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (B) no more than four Incremental Term Facility Activation Notices may be delivered by the Borrower after the Closing Date.  No existing Lender shall have any obligation to make any Incremental Term Loans unless it agrees to do so in its sole discretion.

(c)                                        Any additional bank, financial institution or other entity which, with the consent of the Borrower, elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.02(a) or 2.02(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit G-1, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement and the other Credit Documents.

(d)                                       Each Lender that is acquiring an additional Revolving Commitment on a New Revolving Commitment Closing Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the Revolving Lenders (other than such Lender and the other Lenders acquiring an additional Revolving Commitment) outstanding immediately prior to such New Revolving Commitment Closing Date, so that, after giving effect thereto, each Revolving Lender (including each Lender that is acquiring an additional Revolving Commitment) holds its Revolving Commitment Percentage of the Revolving Loans outstanding after giving effect to such New Revolving Commitment on such New Revolving Commitment Closing Date.  If there is a new Revolving Borrowing on such New Revolving Commitment Closing Date, the Revolving Lenders after giving effect to such New Revolving Commitments shall make such Revolving Loans in accordance with Section 2.01.

(e)                                        The terms and provisions of each Incremental Facility shall be substantially consistent with those of the Revolving Facility, except as otherwise set forth herein or in the New Revolving Commitment Activation Notice or the Incremental Term Facility Activation Notice, as the case may be; provided that in no event may the terms and provisions (other than with respect to pricing) of any Incremental Facility be more favorable to the lenders under such Facility (or more restrictive on the Borrower and its Restricted Subsidiaries) than the equivalent terms and provisions of the Revolving Facility.  Each of the parties hereto hereby agrees that, upon the effectiveness of any New Revolving Commitment Activation Notice or Incremental Term Loan Facility Activation Notice, this Agreement shall be deemed to be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the New Revolving Commitment Activation Notice and the Incremental Revolving Commitments or additional Revolving Commitments evidenced thereby, or the Incremental Term Facility Activation Notice and the Incremental Term Loans evidenced thereby, as the case may be, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

SECTION 2.03.  Procedure for Borrowing

(a)                                       To request a Borrowing on any Business Day, the Borrower shall notify the Administrative Agent of such request by telephone (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time (x) not less than three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (y) on the requested Borrowing Date, in the case of ABR Loans).  Each such telephonic borrowing request shall be irrevocable and shall be confirmed promptly in writing.  Each such telephonic and written borrowing request shall specify the amount, Facility and Type of Borrowing to be borrowed and the requested Borrowing Date.  Upon receipt of such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                       If no election as to the Type of Borrowing is specified for a Borrowing, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04.  Funding of Borrowings

(a)                                       Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City.

(b)                                       Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05.  Interest Elections

(a)                                       Each Borrowing initially shall be of the Type specified in the applicable borrowing request, and each Eurocurrency Borrowing shall have an initial Interest Period as specified in such borrowing request.  Thereafter, the Borrower may elect to convert any Borrowing of any Class to a different Type or to continue such Borrowing as the same Type and may elect successive Interest Periods, all as provided in this Section 2.05.  The Borrower may elect different Types or Interest Periods, as applicable, with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans comprising the relevant portion of such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                       To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a request for a Borrowing would be required under Section 2.03, if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing.

(c)                                        Each telephonic and written Interest Election Request shall specify (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.  If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                       Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                        If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as such for an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06.  Termination and Reduction of Commitments.

The Borrower shall have the right, upon not less than one Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Outstanding Revolving Credits would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to an integral multiple of $1,000,000 and not less than $5,000,000 and shall reduce permanently the Revolving Commitments then in effect.

SECTION 2.07.  Repayment of Loans; Evidence of Debt

(a)                                       The Borrower shall repay the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b)                                       The Incremental Term Loans of each Incremental Term Lender shall mature in one or more installments as specified in the Incremental Term Facility Activation Notice pursuant to which such Incremental Term Loans were made; provided that (i) no final maturity date for any Incremental Term Loan Facility may be earlier than the date that is six (6) months after the Maturity Date (or if such date that is six (6) months after the Maturity Date is not a Business Day, the next Business Day thereafter), and (ii) scheduled amortization of Incremental Term Loans shall be limited such that not less than 50% of the original principal amount of such Incremental Term Loans shall be payable on such final maturity date.

(c)                                        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                       The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each relevant Lender’s share thereof.

(e)                                        The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)                                         Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.

SECTION 2.08.  Optional Prepayments; Mandatory Prepayments

(a)                                       The Borrower may at any time and from time to time prepay Loans under any Facility, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 noon, New York City time, not less than three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 12:00 noon, New York City time, on the date of such notice, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and the Loans to be prepaid; provided that, if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Any prepayments of Incremental Term Loans pursuant to this paragraph shall be applied on a pro rata basis to the remaining amortization payments under the relevant Facility.

(b)                                       If at any time for any reason the amount of the total Outstanding Revolving Credits exceeds the Total Revolving Commitments, the Borrower shall upon learning thereof, or upon the request of the Administrative Agent, immediately prepay the Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.

SECTION 2.09.  Fees

(a)                                       The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee in Dollars for the period from and including the Closing Date to the last day of the Commitment Period, computed at the applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Revolving Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b)                                       The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.175% per annum on the average daily amount of the LC Exposure of the Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as the fees agreed by the Issuing Bank and the Borrower with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees will be payable quarterly in arrears on each Revolving Fee Payment Date, commencing on the first such date to occur after the Closing Date; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All (x) participation fees shall be computed on the basis of a year of 360 days and (y) fronting fees shall be computed on the basis of a year of 365/366 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                        The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(d)                                       All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Revolving Lenders.  Fees paid shall not be refundable under any circumstances.  Unless otherwise expressly provided herein, all per annum fees shall be computed on the basis of a year of 365/366 days for actual days elapsed.

SECTION 2.10.  Interest

(a)                                       The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                       The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                        Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans under the relevant Facility as provided in paragraph (a) of this Section 2.10.

(d)                                       Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in addition, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.10 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and

(iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)                                       the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)                                       the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and the Loans shall be converted to an ABR Borrowing and (ii) if any borrowing request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12.  Increased Costs.

(a)                                 If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (including any reserve for eurodollar funding that may be established or reestablished under Regulation D of the Board) or any Issuing Bank;

(ii)  subject the Administrative Agent or any Lender to any Taxes (other than (A) Taxes described in clause (c) of the definition of “Excluded Taxes” imposed on overall net income or franchise or branch profits Taxes imposed in lieu of net income Taxes, and (B) Taxes described in clauses (a), (b), (d), (e), (f) and (g) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)  impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be for such additional costs incurred or reduction suffered.

(b)                                       If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                        A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                       Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                        Solely with respect to any Change in Law in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III, no Lender shall be entitled to request any payment pursuant to this Section 2.12 unless such Lender is generally demanding payment under comparable provisions of its agreements with similarly situated borrowers.

SECTION 2.13.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the eurocurrency market (but not less than the available LIBO rate quoted for the LIBO interest period equal to the period from the date of such event to the last day of the then current Interest Period, or if there is no such LIBO interest period, the lower of the LIBO rates quoted for the closest LIBO interest periods that are longer and shorter than such period).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14.  Taxes.

(a)                                       Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required under applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                       In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)                                        The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (excluding penalties and interest attributable to actions or omissions of the Administrative Agent or such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  This Section 2.14 shall not be construed to require the Administrative Agent or Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  The Administrative Agent and each Lender shall give prompt notice of any Indemnified Taxes or Other Taxes imposed or asserted on it; provided however that the Administrative Agent or such Lender’s failure to give such prompt notice to the Borrower shall not constitute a defense to any claim for indemnification by the Administrative Agent’s or such Lender unless, and only to the extent that, such failure materially prejudices the Borrower.

(d)                                       Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent a copy, or if reasonably available to the Borrower a certified copy, of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                         Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation (including without limitation, Internal Revenue Service documentation such as a W-8BEN or a W-8BEN-E or a W-8ECI tax form, as applicable) reasonably requested by the Borrower or the Administrative Agent to determine whether such Lender is subject to withholding or information reporting requirements.  Notwithstanding anything to the contrary in this paragraph, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)                                        If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of or credit against any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund or credit, and, with respect to a credit, only to the extent that such credit actually reduces the Taxes otherwise payable by such Lender or Administrative Agent for any completed year, with the determination of the extent to which such credit actually reduces the Taxes otherwise payable by such Lender or Administrative Agent to be made in the reasonable determination of such Administrative Agent or Lender), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority (but excluding any penalties, interest or other charges attributable to actions or omissions of the Administrative Agent or such Lender)) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority.  The Administrative Agent and each Lender will pursue any such refund or credit against Taxes or Other Taxes if the Administrative Agent or such Lender reasonably determines that it is likely to receive such refund or credit.  Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent or a Lender be required to pay any amount to the Borrower pursuant to this paragraph the payment of which would place the Administrative Agent or a Lender in a less favorable net after-Tax position than the Administrative Agent or a Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.14 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15.  Pro Rata Treatment and Payments

(a)                                       Each borrowing of Revolving Loans by the Borrower from the Revolving Lenders and any reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the respective Revolving Commitments then held by the Revolving Lenders.  Each payment by the Borrower on account of any commitment fee or any letter of credit fee shall be paid ratably to the Revolving Lenders entitled thereto.

(b)                                       Each prepayment by the Borrower on account of principal of the Loans under a Facility shall be made pro rata according to the respective outstanding principal amounts of the Loans under such Facility then held by the Lenders.  All repayments of principal of the Loans at stated maturity or upon acceleration shall be allocated pro rata according to the respective outstanding principal amounts of the matured or accelerated Loans then held by the relevant Lenders.  All payments of interest in respect of the Loans under a Facility shall be allocated pro rata according to the outstanding interest payable on the Loans under such Facility then owed to the relevant Lenders.  Notwithstanding the foregoing, (A) any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise but excluding any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16 and Section 9.05) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated interest-bearing account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Issuing Bank hereunder (including amounts owed under Section 2.17(e) and Section 9.04(c)), (2) second, to the funding of any Revolving Loan or LC Disbursement required by this Agreement, as reasonably determined by the Administrative Agent, (3) third, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (4) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (5) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (B) if such payment is a prepayment of the principal amount of Revolving Loans, such payment shall be applied solely to prepay the Revolving Loans of all non-Defaulting Lenders pro rata (based on the amounts owing to each) prior to being applied to the prepayment of any Revolving Loan of any Defaulting Lender.

(c)                                        All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the date when due.  All payments received by the Administrative Agent after 2:00 p.m., New York City time, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at, The Bank of Nova Scotia, Global Wholesale Services — Loan Operations, 720 King Street West, 2nd floor, Toronto, ON, Canada M5V 2T3, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.04 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal, interest thereon shall be payable at the then applicable rate during such extension.

(d)                                       If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the rights of the Administrative Agent to hold and apply amounts to be paid to a Defaulting Lender in accordance with Section 2.15(b)) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(e)                                        If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

SECTION 2.16.  Mitigation Obligations; Replacement of Lenders.

(a)                                       If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                       If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, or if any Lender provides a notice under Section 2.19, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                                        If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Revolving Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (a) all amounts owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.05.

SECTION 2.17.  Letters of Credit.

(a)                                       General.  Subject to the terms and conditions set forth herein, the Borrower (but not any of its Restricted Subsidiaries) may apply for and request that standby letters of credit be issued under this Agreement for its own account or the account of any Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time up to but excluding the date that is five Business Days prior to the Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                       Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.17), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, and (ii) the amount of the total Outstanding Revolving Credits shall not exceed the Total Revolving Commitments.

(c)                                        Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)                                       Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.17, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                        Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of any Letter of Credit (whether issued for the Borrower’s account or the account of any Restricted Subsidiary), the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to such payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative

Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                         Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.17 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that reimbursement obligations of the Borrower with respect to a Letter of Credit may be subject to avoidance by the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower or any Restricted Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                        Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve the

Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                                       Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date set forth in paragraph (e) of this Section 2.17, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is required to be reimbursed to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum set forth in Section 2.10(c)(ii).  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.17 to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)                                           Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor and any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                          Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement with respect to the Revolving Facility.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement with respect to the Revolving Facility.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.18.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                       Fees shall cease to accrue on the Available Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(a).

(b)                                       The Revolving Commitment, Incremental Revolving Commitments, Outstanding Revolving Credit, Incremental Revolving Loans and Incremental Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any vote requiring the consent of the Required Lenders to any amendment, waiver or other modification pursuant to Section 9.02 or Section 9.03); provided, however, that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification of the type described in clauses (i) through (vi) of Section 9.02(b).

(c)                                        If any Letters of Credit exist at the time such Lender becomes a Defaulting Lender then:

(i)                                     Such Defaulting Lender’s LC Exposure shall be reallocated among the non-Defaulting Lenders with Revolving Commitments in accordance with their respective Revolving Commitment Percentages (but excluding the Revolving Commitments of all the Defaulting Lenders from both the numerator and the denominator) but only to the extent (x) the amount of such Defaulting Lender’s then current LC Exposure to be reallocated to (A) any such non-Defaulting Lender does not exceed the total of such non-Defaulting Lender’s Available Revolving Commitment immediately prior to such reallocation and (B) all such non-Defaulting Lenders does not exceed the total of all such non-Defaulting Lenders’ Available Revolving Commitments immediately prior to such reallocation, (y) the representations and warranties of each Credit Party set forth in the Credit Documents to which it is a party are true and correct at such time, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date), and (z) no Default shall have occurred and be continuing at such time;

(ii)                                  If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as any Letters of Credit are outstanding;

(iii)                               If the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized by the Borrower;

(iv)                              If LC Exposures of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.09(a) and Section 2.09(b) shall be adjusted to reflect such non-Defaulting Lenders’ LC Exposure as reallocated; and

(v)                                 If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(d)                                       So long as such Defaulting Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Available Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c)(ii), and the LC Exposure in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any funding default (including, for the avoidance of doubt, rights and remedies under Section 2.16(b)) and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default.  In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Loans shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitments and, on such date, such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Commitment Percentage.  Except as set forth in this Agreement, the Borrower shall not be excused from its obligations under this Agreement and the other Credit Documents to which it is a party as a result of any Lender becoming a Defaulting Lender.

SECTION 2.19.  Illegality.  If any Lender determines that as a result of a Change in Law it has become unlawful for any Lender or its applicable lending office to make, maintain or fund Eurocurrency Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all Eurocurrency Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different lending office, if any exists, if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Borrower, its Material Subsidiaries and the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions (excluding use of proceeds) are within the corporate or other organizational powers of the Loan Parties and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or member action.  Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (excluding use of proceeds) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.12, (b) will not violate any applicable law or regulation applicable to the Borrower or any of its Material Subsidiaries or the charter, by-laws or other organizational documents of the Borrower or any of its Material Subsidiaries or any order of any Governmental Authority applicable to the Borrower or any of its Material Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries (other than Liens created by the Pledge Agreement).

SECTION 3.04.  Financial Position.  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations, member’s interest and cash flows as of and for the fiscal years ended December 31, 2014 and 2013 reported on by KPMG, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b) above.

SECTION 3.05.  Properties.

(a)                                       Each of the Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                       Each of the Borrower and its Material Subsidiaries owns, or is licensed to use, all Intellectual Property used by such entities, and the use thereof by the Borrower and its Material Subsidiaries does not infringe upon the rights of any other Person, except for any such Intellectual Property or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.

(a)                                       There are no actions, suits or proceedings (including labor matters) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions (excluding use of proceeds).

(b)                                       Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)                                        Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Borrower and its Material Subsidiaries is in compliance with all laws, regulations and orders (including labor laws, regulations and orders) of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which, if it were to become due, would cause a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which, if it were to become due, would cause a Material Adverse Effect.

SECTION 3.11.   Disclosure.  To the best of the Borrower’s knowledge, as of the Closing Date, none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the Closing Date.

SECTION 3.12.   Pledge Agreement.  The Pledge Agreement is effective (except upon the occurrence and continuation of a Collateral Release) to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein.  In the case of the certificated pledged stock constituting securities described in the Pledge Agreement, when stock certificates representing such pledged stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Pledge Agreement, when financing statements specified on Schedule 3.12 in appropriate form are filed in the offices specified on Schedule 3.12, the Pledge Agreement shall constitute (as of the Closing Date) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Collateral to the extent perfection of such security interest can be perfected by control of securities or the filing of financing statement, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens expressly permitted by Section 6.02).

SECTION 3.13.   Material Domestic Subsidiaries; Subsidiary Guarantee.  All Material Domestic Subsidiaries are party to the Subsidiary Guarantee, and, except upon the occurrence and during the continuation of a Collateral Release, the Borrower and all Restricted Subsidiaries holding Equity Interests in the Material Domestic Subsidiaries are party to the Pledge Agreement.

SECTION 3.14.   Insolvency.  Neither the Borrowings under this Agreement nor the execution, delivery and performance of the Loan Documents render or will render the Loan Parties on a consolidated basis, insolvent or unable to pay their debts as they become due (after giving effect to common law rights of contribution).  On the Closing Date, no Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidating of all or a substantial portion of its property (other than the dividend contemplated to be made shortly following the Closing Date), and no Loan Party has any knowledge of any Person contemplating the filing of any such petition against such Loan Party.

SECTION 3.15.   Use of Proceeds.  The Loans shall be used (a) to make Restricted Payments permitted by this Agreement and the other Credit Documents, (b) to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries, including repayment in full of the Existing Credit Facility, and (c) to pay fees and expenses associated with negotiation, execution and delivery of the Credit Documents.

SECTION 3.16.   Sanctions.  (a) None of the Parent, Borrower or its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors or senior officers is a Restricted Party.  No

Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws applicable to the Borrower or its Subsidiaries or applicable Sanctions.

(b)                                 The Borrower has established, and shall maintain procedures and controls (or has otherwise taken reasonable measures appropriate to the circumstances) which it reasonably believes are adequate (and otherwise comply with Requirements of Law) to cause the Borrower and its Subsidiaries to be in compliance with all applicable current and future (i) Sanctions, (ii) laws applicable to the Borrower or any of its Subsidiaries regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Bank Secrecy Act, the Patriot Act or any other law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) and (iii) laws applicable to the Borrower or any of its Subsidiaries regarding bribery or any other anti-corruption related activity under any Requirements of Law in the United States or any other country or jurisdiction including the U.S. Foreign Corrupt Practices Act and U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”).

ARTICLE IV

CONDITIONS

SECTION 4.01.   Closing Date.  The obligations of the Lenders to make the initial Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                           (i) All amounts due and payable by the Borrower pursuant to the Existing Credit Agreement shall have been paid in full, it being agreed and acknowledged by the parties hereto that the principal amount of any revolving loans under the Existing Facility that remain outstanding immediately prior to the initial Borrowing hereunder will be deemed to have been repaid in full on the Closing Date (by way of cashless settlement) to the extent Revolving Loans are deemed to be made hereunder pursuant to Section 2.01(b)(ii) hereof;

(ii) the Existing Credit Agreement (including all outstanding commitments thereunder) and all Loan Documents (as defined in the Existing Credit Agreement) shall have been permanently terminated, except as mutually agreed upon by the Borrower and the Administrative Agent;

(iii) all Liens securing any Indebtedness or other obligations under or in respect of the Existing Credit Agreement shall have been terminated and released; and

(iv) the Administrative Agent shall have provided written notice to the Borrower    and the Lenders as to the satisfaction of this Section 4.01(a).

(b)                           The Administrative Agent (or its counsel) shall have received (including by telecopy or email transmission) (i) from each Loan Party party to the relevant Loan Document, a counterpart of such Loan Document signed on behalf of such Loan Party, (ii) from each Credit Party party thereto, a counterpart of the Parent Pledge Agreement signed on behalf of such Credit Party and (iii) an Acknowledgement and Consent in the form attached to the Parent Pledge Agreement, executed and delivered by the Borrower, and each such document shall be in full force and effect.

(c)                            The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Sherman & Howard L.L.C., special counsel for the Credit Parties, substantially in the form of Exhibit B.  The Borrower hereby requests such counsel to deliver such opinion.

(d)                           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions (excluding use of proceeds) and any other legal matters relating to the Credit Parties, this Agreement or the Transactions (excluding use of proceeds), including a certificate of each Credit Party substantially in the form of Exhibit F, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)                            The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming that (a) the conditions precedent set forth in Sections 4.01(g) and 4.01(k) have been satisfied, (b) the representations and warranties of each Credit Party set forth in the Credit Documents are true and correct as of the Closing Date and (c) as of the Closing Date, no Default has occurred and is continuing.

(f)                             The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)                            Since December 31, 2014, there shall have been no event that has had or would reasonably be expected to have a Material Adverse Effect.

(h)                           The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(i)                               The Collateral Agent shall have received the certificates representing the Equity Interests pledged pursuant to each of the Pledge Agreement and the Parent Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j)                              Each Uniform Commercial Code financing statement or other filing required by the Pledge Agreement and the Parent Pledge Agreement shall be in proper form for filing.

(k)                           All governmental and third party approvals necessary in connection with the financing contemplated by this Agreement shall have been obtained and shall be in full force and effect.  Each Credit Party shall have provided the documentation and other information requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02.   Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a continuation or conversion of an existing Borrowing) and the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of any Credit Party set forth in the Credit Documents to which it is a party shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); provided that, to the extent that any representations and warranties are qualified by materiality or Material Adverse Effect, such representations and warranties shall be true and correct in all respects.

(b)                                 At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)                                  The Administrative Agent or Issuing Bank shall have received a borrowing notice in accordance with Section 2.03 or a Letter of Credit request in accordance with Section 2.17(b), as applicable.

Each Borrowing (other than a continuation or conversion of an existing Borrowing) shall be deemed to constitute a representation and warranty by the Borrower or other applicable Credit Party on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or been cash collateralized, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.   Financial Statements; Other Information.

The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 within 120 days after the end of each fiscal year of the Borrower (or, if earlier, no later than five Business Days after the latest date on which applicable Requirements of Law require the relevant financial statements to be made publicly available), its audited consolidated balance sheet and related consolidated statements of operations, member’s interest and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and a consolidating schedule showing (i) the Borrower, (ii) Restricted Subsidiaries and (iii) Unrestricted Subsidiaries in separate columns with a total column reconciling to the consolidated financial statements;

(b)                                 within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, no later than five Business Days after the latest date on which applicable Requirements of Law require the relevant financial statements to be made publicly available), its consolidated balance sheet as of the end of such fiscal quarter, consolidated statements of operations for each such fiscal quarter and the then elapsed portion of the fiscal year, consolidated statement of member’s interest and consolidated statement of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and a consolidating schedule showing (i) the Borrower, (ii) Restricted Subsidiaries and (iii) Unrestricted Subsidiaries in separate columns with a total column reconciling to the consolidated financial statements;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10, (iii) stating whether any change in GAAP or in the application thereof that materially affects such financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) setting forth a description of any change in the jurisdiction of organization of the Borrower or any Material Domestic Subsidiary since the date of the most recent certificate delivered pursuant to this paragraph (c) (or, in the case of the first such certificate so delivered, since the Closing Date) and (v) setting forth a calculation in reasonable detail indicating which Domestic Subsidiaries are Material Domestic Subsidiaries;

(d)                                 concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)                                  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(f)                                   promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan then, upon reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; and

(g)                                  promptly following any reasonable request therefor, such other information (including, without limitation, information required by the Patriot Act) regarding the operations, business affairs and financial position of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.   Notices of Material Events.  The Borrower will furnish to the Administrative Agent for delivery to each Lender prompt written notice of the following:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary thereof as to which there is a reasonable possibility of an adverse determination, that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or its Restricted Subsidiaries in an amount which would constitute a Material Adverse Effect; and

(d)                                 any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.   Existence; Conduct of Business.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.   Payment of Obligations.  The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.   Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies or in accordance with acceptable self insurance practices, insurance in such amounts and against such risks as are customarily maintained by companies of similar size engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.   Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that such visits, inspections, examinations and discussions shall, so long as no Default has occurred and is continuing, take place no more often than one time per fiscal quarter on a date to be determined by, and shall be coordinated by, the Borrower and the Administrative Agent.

SECTION 5.07.   Compliance with Laws.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations (including ERISA and Environmental Laws) and orders of any Governmental Authority applicable to it or its property, including as to use of proceeds, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.   Use of Proceeds.  The proceeds of the Loans shall be used exclusively as follows:  (a) to make Restricted Payments permitted by this Agreement and the other Credit Documents, (b) to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries, including repayment in full of the Existing Credit Facility, and (c) to pay fees and expenses associated with the negotiation, execution and delivery of the Credit Documents.

Any term or provision of this Agreement to the contrary notwithstanding, (x) no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, and (y) the proceeds of the Loans shall not be used, directly or indirectly, to make a loan or other advance to, in connection with any investment in, or otherwise for the purpose of supporting the activities or business of any Restricted Party.

SECTION 5.09.   Additional Guarantors and Collateral.  With respect to any Person that becomes a Material Domestic Subsidiary after the Closing Date, the Borrower will promptly (i) (A) cause such Material Domestic Subsidiary to become a party to the Subsidiary Guarantee, (B) except upon the occurrence and continuation of a Collateral Release, cause each Restricted Subsidiary holding Equity Interests in such Material Domestic Subsidiary that is not a party to the Pledge Agreement to become a party to the Pledge Agreement and file Uniform Commercial Code financing statements or other filings in such jurisdictions as may be required by the Pledge Agreement, and (C) cause such Material Domestic Subsidiary to deliver to the Administrative Agent a certificate of such Material Domestic Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 5.10.   Further Assurances.  From time to time hereafter, the Borrower will, and will cause each of its Restricted Subsidiaries to, execute and deliver or cause to be executed and delivered, such additional instruments, certificates and documents, and take all such actions, as the Administrative Agent shall reasonably request for the purpose of implementing or effectuating the provisions of this Agreement and the other Credit Documents, and upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement or any of the other Credit Documents which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, exercise and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may be so required to obtain.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or have been cash collateralized, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.   Indebtedness.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness incurred under the Loan Documents;

(b)                                 Pari Passu Indebtedness, so long as after giving pro forma effect to the incurrence of such Pari Passu Indebtedness and any substantially concurrent use of the proceeds thereof, (i) no Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with Section 6.10;

(c)                                  Capital Lease Obligations, so long as after giving pro forma effect to the incurrence of such Capital Lease Obligations and any substantially concurrent use of the proceeds thereof, (i) subject to the last sentence in this Section 6.01, the aggregate principal amount of Capital Lease Obligations outstanding at any time does not exceed $150,000,000, (ii) no Default shall have occurred and be continuing and (iii) the Borrower shall be in compliance with Section 6.10;

(d)                                 Indebtedness that is not secured by any Lien on the assets of the Borrower or of any Restricted Subsidiary so long as after giving pro forma effect to the incurrence of such Indebtedness and any substantially concurrent use of the proceeds thereof, (i) no Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with Section 6.10;

(e)                                  Priority Indebtedness so long as after giving pro forma effect to the incurrence of such Priority Indebtedness and any substantially concurrent use of the proceeds thereof, (i) subject to the last sentence in this Section 6.01, without duplication the aggregate principal amount of Priority Indebtedness outstanding at any time does not exceed $75,000,000, (ii) no Default shall have occurred and be continuing and (iii) the Borrower shall be in compliance with Section 6.10; and

(f)                                   Guarantees by any Restricted Subsidiary of any Indebtedness permitted pursuant to clauses (a) through (e) above, in each case so long as in the case of clauses (b) and (d) above the Obligations are guaranteed by such Restricted Subsidiary to at least the same extent.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02.   Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)                                 Permitted Encumbrances;

(b)                                 any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;

(d)                                 Liens securing Indebtedness of the Borrower or any Restricted Subsidiary (including Capital Lease Obligations) incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any of its existing property other than the property financed by such Indebtedness;

(e)                                  Liens created by the Pledge Agreement or otherwise securing the Obligations;

(f)                                   Liens securing Indebtedness permitted pursuant to Section 6.01(b), so long as, in each case, the Obligations are secured equally and ratably with (or better than) such Liens;

(g)                                  Liens securing Indebtedness permitted pursuant to Section 6.01(e); and

(h)                                 Liens securing Guarantees permitted pursuant to Section 6.01(f) other than Guarantees of Indebtedness permitted pursuant to Section 6.01(d); provided that, with respect to any such Liens securing Guarantees of Indebtedness permitted pursuant to Section 6.01(b), the Obligations are secured equally and ratably with (or better than) such Liens.

SECTION 6.03.   Fundamental Changes.  (a)  The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary or which is permitted as a Disposition under Section 6.04, (iii) any Restricted Subsidiary may Dispose of its assets and the Borrower or any Restricted Subsidiary may Dispose of any stock of any of its Restricted Subsidiaries to the Borrower or to another Restricted Subsidiary or in a transaction which is permitted as a Disposition under Section 6.04 and (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger which is in the nature of a sale of a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)                                 The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its line of business from the lines of business conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement (other than businesses incidental or related thereto).

SECTION 6.04.   Disposition of Property.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Dispose of any of its property (other than to the Borrower or any Restricted Subsidiary), whether now owned or hereafter acquired other than inventory and obsolete or worn out property in the ordinary course of business and accounts receivable in connection with the collection thereof, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Equity Interests to any Person, unless at the time of such Disposition, issuance or sale (or, if earlier, the date of the commitment to enter into such transaction) and after giving pro forma effect thereto and to the use of the proceeds thereof, (a) no Default shall have occurred and be continuing and (b) the Borrower shall be in compliance with Section 6.10.

SECTION 6.05.   Restricted Payments.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its membership interests, (b) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower and its Restricted Subsidiaries may declare, make, agree to pay and agree to make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, management, employees or consultants of the Borrower and its Restricted Subsidiaries, and (d) the Borrower may make payments to its equity holders to pay any taxes that would be due and payable by the Borrower and its Restricted Subsidiaries if the Borrower were a separate taxpayer (including, for the avoidance of doubt, during the continuation of a Default); provided that, both before and after giving pro forma effect to such Restricted Payment in any of clauses (a) through (c) above, no Default shall have occurred and be continuing.  Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries shall be permitted to declare and make and agree to pay and pay Restricted Payments; provided that both before and after giving pro forma effect to such Restricted Payment, (i) no Default shall have occurred and be continuing and (ii) the Consolidated Leverage Ratio shall be less than or equal to 4.00 to 1.00.

SECTION 6.06.   Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (including amendments or modifications to prior or existing transactions) with, any of its Affiliates, except (a) for transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Restricted Subsidiaries not involving any other Affiliate, (c) pursuant to Stock Compensation Plans, (d) any Restricted Payment permitted by Section 6.05 or Investment permitted by Section 6.11 and (e) ordinary course overhead arrangements in which the Borrower’s parent and any of its Subsidiaries or the Borrower and any of its Subsidiaries participate.

SECTION 6.07.   Changes in Fiscal Periods.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

SECTION 6.08.   Sales and Leasebacks.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary unless (i) the lease in such arrangement is a capital lease (as determined based on GAAP as of the Closing Date) and such capital lease may be entered into at such time pursuant to Section 6.01 and 6.02 or (ii) the lease in such arrangement is not a capital lease and the aggregate proceeds from such arrangement and other such arrangements since the Closing Date do not exceed $75,000,000; provided that both before and after giving pro forma effect to such arrangement, (i) no Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with Section 6.10.

SECTION 6.09.   Clauses Restricting Subsidiary Distributions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary, (b) make loans or advances to, or other investments in, the Borrower or any other Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement and the other Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary, (iii) restrictions under any agreement governing Capital Lease Obligations, Secured Indebtedness or Priority Indebtedness permitted by Section 6.01, (iv) restrictions under any agreement listed on Schedule 6.09 and any replacement or refinancing of such agreement, in each case so long as the aggregate amount of the Indebtedness incurred under the relevant agreement or any replacement or refinancing thereof is not increased above the amount outstanding on the Closing Date and the relevant restrictions are not made more restrictive after the Closing Date, (v) restrictions under any agreement of any Person that becomes a Restricted Subsidiary after the Closing Date that existed prior to the time such Person became a Restricted Subsidiary, provided that such restrictions are not created in contemplation of or in connection with such acquisition, and any replacement or refinancing thereof so long as the restrictions are not made more restrictive, (vi) customary non-assignment provisions contained in any contract or lease that restrict transfer of such contract or lease, and (vii) customary provisions in partnership agreements, limited liability company organizational documents, joint venture agreements, shareholder agreements and similar agreements with respect to non-Affiliated Persons that restrict the transfer of Equity Interests in such partnership, limited liability company, joint venture, corporation or similar entity.

SECTION 6.10.   Financial Covenants

(a)                                 Commencing on (and including) the Closing Date, the Borrower will not permit the Consolidated Leverage Ratio as at any day to be more than 4.25 to 1.00.

(b)                                 Commencing on (and including) the Closing Date, the Borrower will not permit the Consolidated Interest Coverage Ratio as at any day to be less than 2.75 to 1.00.

SECTION 6.11.   Investments.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any advance, loan, extension of credit (by way of Guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or incur any Unrestricted Subsidiary Support Obligations with respect to, any Person (all of the foregoing, “Investments”), except:

(a)                                 extensions of trade credit and credit to customers in the ordinary course of business;

(b)                                 Investments in Cash Equivalents;

(c)                                  loans and advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed $10,000,000 at any one time outstanding;

(d)                                 Investments made by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary;

(e)                                  Investments (other than Investments directly or indirectly in Unrestricted Subsidiaries) made at any time if, after giving pro forma effect thereto, (i) the Borrower shall be in compliance with Section 6.10 and (ii) no Default shall have occurred and be continuing;

(f)                                   Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $150,000,000 during the term of this Agreement (starting on the Closing Date), determined net of any cash recoveries actually received in respect of such Investments (it being understood that, if an Unrestricted Subsidiary becomes a Restricted Subsidiary, there will be deemed to have occurred a cash recovery of all Investments made in such Subsidiary on or after the Closing Date); provided that after giving pro forma effect to each such Investment, (i) the Borrower shall be in compliance with Section 6.10 and (ii) no Default shall have occurred and be continuing;

(g)                                  Investments resulting in the acquisition of Equity Interests or assets constituting a business unit of another Person (including by way of merger), in each case using consideration consisting of Equity Interests of a Restricted Subsidiary (it being understood that other forms of consideration may also be used in connection with such Investment to the extent of availability under clause (h) below), so long as (i) in the case of an acquisition of Equity Interests of a Person, such Person becomes a Restricted Subsidiary or (ii) in the case of an acquisition of assets other than Equity Interests, such assets are acquired by a Restricted Subsidiary; provided that after giving pro forma effect to each such Investment, (i) the Borrower shall be in compliance with Section 6.10 and (ii) no Default shall have occurred and be continuing; and

(h)                                 in addition to Investments otherwise expressly permitted by Section 6.11(a) through (g), Investments in an aggregate amount not to exceed $50,000,000 during the term of this Agreement (starting on the Closing Date), determined net of any cash recoveries actually received in respect of such Investments; provided that after giving pro forma effect to each such Investment, (i) the Borrower shall be in compliance with Section 6.10 and (ii) no Default shall have occurred and be continuing.

SECTION 6.12.   Sanctions.  The Borrower has established procedures and controls (or has otherwise taken reasonable measures appropriate to the circumstances) which it reasonably believes are adequate (and otherwise comply with Requirements of Law) to cause the Borrower and its Subsidiaries to be in compliance with all applicable current and future Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.  The Borrower shall not, and shall not permit or authorize any other Loan Party or other Person to, use, lend, make payments of, contribute or otherwise make available, directly or indirectly, all or any part of the proceeds of any Loan or Letter of Credit made or issued pursuant to this Agreement for:

(a)                                 the purpose of funding any trade, business or other activities:  (i) involving or for the benefit of any Restricted Party, (ii) in violation of any Sanctions or (iii) in any other manner that would reasonably be expected to result in any Loan Party, the Administrative Agent, the

Letter of Credit Issuer or any Lender being in breach of any Sanctions or becoming a Restricted Party; or

(b)                                 any improper payments, including bribes, to any Governmental Official in order to obtain, retain or direct business or obtain any improper advantage in violation of applicable Anti-Corruption Laws.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in this Agreement or any other Credit Document or any amendment, modification or waiver in respect thereof, or in any certificate or in or as to any financial statements furnished pursuant to this Agreement or any other Credit Document or any amendment, modification or waiver in respect thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08, in Article VI or in Section 4.05 of the Pledge Agreement, or any Pledgor (as defined in the Parent Pledge Agreement) shall fail to observe or perform any covenant, condition or agreement contained in Section 4.05 of the Parent Pledge Agreement;

(e)                                  any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Credit Document to which it is a party (other than those specified in clause (a), (b), (c) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)                                   the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after any applicable grace period therefor;

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any other Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any other Credit Party shall (i) generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due, (ii) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (iii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iv) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Credit Party or for a substantial part of its assets, (v) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing;

(j)                                    one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k)                                 an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l)                                     (i) any Unrestricted Subsidiary shall fail to satisfy customary formalities with respect to organizational separateness, including, without limitation, (A) the maintenance of separate books and records and (B) the maintenance of separate bank accounts in its own name, or (ii) any Unrestricted Subsidiary, the Borrower or any of its Restricted Subsidiaries shall (x) commingle any money or other assets of any Unrestricted Subsidiary with any money or other assets of the Borrower or any of its Restricted Subsidiaries other than pursuant to normal cash management operations with its Affiliates or (y) take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of each Unrestricted Subsidiary from the Borrower and its Restricted Subsidiaries being ignored under any circumstance;

(m)                             the Pledge Agreement shall cease, for any reason, to be in full force and effect, or any Credit Party or any Affiliate of any Credit Party shall so assert, or any Lien created by the Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby (except, in each case, in accordance with Section 9.15 or the Pledge Agreement);

(n)                                 the Subsidiary Guarantee shall cease, for any reason, to be in full force and effect or any Credit Party or any Affiliate of any Credit Party shall so assert;

(o)                                 except as set forth in Section 9.15(b), the Parent Pledge Agreement shall cease, for any reason, to be in full force and effect, or any Credit Party or any Affiliate of any Credit Party shall so assert, or any Lien created by the Parent Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(p)                                 any Lien is created, incurred, assumed or permitted to exist on any Equity Interests of the Borrower other than (i) Permitted Encumbrances described in clauses (a), (b) and (e) of the definition of “Permitted Encumbrances”, (ii) Liens securing the Obligations and (iii) Liens securing other Indebtedness of any Loan Party so long as the Obligations are secured equally and ratably with (or better than) such Liens;

(q)                                 any Lien is created, incurred, assumed or permitted to exist on any Equity Interests of any Material Domestic Subsidiary owned by the Borrower or any Restricted Subsidiary other than (i) Permitted Encumbrances described in clauses (a), (b) and (e) of the definition of “Permitted Encumbrances”, (ii) Liens securing the Obligations and (iii) Liens securing Pari Passu Indebtedness (and Liens securing Guarantees thereof permitted by Section 6.01); or

(r)                                    a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Credit Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable during the continuation of such event) by the Borrower, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (other than notice from the Administrative Agent), all of which are hereby waived by the Borrower and (iii) require all outstanding Letters of Credit to be cash collateralized in accordance with Section 2.17(j); and in case of any event with respect to any Credit Party described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01.   Appointment and Authorization.  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Credit Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02.   Administrative Agent and Affiliates.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the

Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03.   Action by Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and the other Credit Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or 9.03), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or 9.03) or otherwise, in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered under or in connection with this Agreement or any other Credit Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Credit Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.   Consultation with Experts.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.   Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06.   Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.07.   Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08.   Arrangers; Syndication Agent; Documentation Agents.  Notwithstanding anything to the contrary herein, none of the Arrangers, Syndication Agent or Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, if applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.   Notices.  (a)  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) (unless otherwise specifically permitted in this Agreement), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or telephone notice, if received during normal business hours, when received, and otherwise on the next Business Day thereafter, addressed as follows in the case of the Borrower and the Administrative Agent (except for routine correspondence, with a copy to Morrison & Foerster LLP, which shall not constitute notice), and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Starz, LLC 8900 Liberty Circle Englewood, Colorado 80112
Attention: Treasurer
Telecopy:

With copies to:	Starz, LLC 8900 Liberty Circle Englewood, Colorado 80112
Attention: General Counsel
Telecopy:

Administrative Agent:	The Bank of Nova Scotia Global Wholesale Services — Loan Operations 720 King Street West, 2nd floor Toronto, ON, Canada M5V 2T3
Attention: U.S. Agency Loan Operations
Telecopy:

With a copy to:	Morrison & Foerster LLP 250 West 55th Street New York, New York 10019-9601
Attention: Mark Wojciechowski, Esq.
Telecopy: (212) 468-7900

(b)                                 Notices, financial statements and similar deliveries and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent (including by posting on Intralinks); provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  In no event shall the Agent, any Lender or any of their respective Related Parties have any Liability to the Borrower or any other Person for losses, claims, damages, liabilities, cost or expenses of any kind (whether in tort, contract or otherwise) arising out of the distribution of information or other materials related to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby through electronic telecommunications or similar transmission systems as contemplated by this Section 9.01(b).

SECTION 9.02.   Waivers; Amendments

(a)                                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required

Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, or extend the Maturity Date, in each case without the written consent of each Lender directly affected thereby, (iv) change Section 2.15 in a manner that would alter the pro rata distribution or sharing of payments required thereby or any provision requiring the pro rata funding of Loans, without the written consent of each Lender, (v) increase the Consolidated Leverage Ratio set forth in Section 9.15(b) or Section 9.15(c) without the written consent of each Lender directly affected thereby, (vi) change or waive any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder, without the written consent of each Lender, (vii) amend or waive any provision that by its terms adversely affects the rights of the Lenders under the Revolving Facility, any Incremental Revolving Facility or any Incremental Term Facility, as the case may be, with respect to payments to be made to such Lenders under any such Facility (“Affected Lenders”) in a manner different from the rights of other Lenders under other Facilities without the written consent of more than 50% in interest of the Affected Lenders in such Facility or (viii) waive any of the conditions in Section 4.02 in respect of any Borrowing of Revolving Loans without the consent of the Revolving Lenders holding more than 50% of the Revolving Commitments; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank.

(c)                                  Notwithstanding the foregoing paragraphs of this Section 9.02, this Agreement may be amended with the written consent of the Required Lenders, the Extending Lenders (as defined below), the Administrative Agent and the Borrower to extend the maturity of the Revolving Loans and Revolving Commitments with respect to one or more Revolving Lenders (each such Lender, an “Extending Lender”).

(d)                                 Any Commitments or Loans acquired by any of (x) the Parent, (y) any Transferee (as defined in the definition of “Parent Change in Control”) that Controls, or is under common Control with one or more other Persons that Control, the Borrower or (z) any of their respective Subsidiaries (collectively, the “Affiliated Lenders”), shall be permanently cancelled upon the acquisition thereof by such Affiliated Lender(s) to the extent required pursuant to Section 9.05(e). All Commitments and Loans held by Affiliated Lenders shall, at all times, be deemed to be voted with the majority of the non-Affiliated Lenders voting on any proposed amendment, consent, waiver or other modification (including in the event of a bankruptcy or insolvency of the Borrower) in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, consent, waiver or other modification pursuant to this Section 9.02 or Section 9.03).  Any term or provision of this clause (d) to the contrary notwithstanding, the provisions in this clause (d) shall not apply to the vote of an Affiliated Lender in the case of an amendment, consent, waiver or other modification effecting (i) the reduction or excuse of the principal amount of, or interest or fees payable on, such Affiliated Lender’s Incremental Term Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Affiliated Lender or (ii) a change in any provision of this paragraph (d).  Affiliated Lenders may not receive information provided solely to Lenders by the Administrative Agent or any Lender, and may not attend or participate in Lender meetings not attended by the Borrower.  Each Affiliated Lender hereby expressly and irrevocably waives, for the benefit of the Administrative Agent and the Lenders, any principles or provisions of law (including as set forth in any debtor relief law, statutory or otherwise) which are or might be in conflict with the terms of this clause (d) and any legal or equitable discharge of such Affiliated Lender’s obligations under this clause (d).

SECTION 9.03.   Waivers; Amendments to Other Credit Documents.

(a)                                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power under the Subsidiary Guarantee, the Pledge Agreement or the Parent Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders under the Subsidiary Guarantee, the Pledge Agreement and the Parent Pledge Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of the Subsidiary Guarantee, the Pledge Agreement or the Parent Pledge Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.03, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)                                 Neither the Subsidiary Guarantee, the Pledge Agreement, the Parent Pledge Agreement nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each affected Credit Party and, except in the case of amendments to the Pledge Agreement described in Section 7.01(b) thereof or amendments to the Parent Pledge Agreement described in Section 7.01(b) thereof, the Required Lenders or by the affected Credit Party and the Administrative Agent with the consent of the Required Lenders (except in the case of amendments to the Pledge Agreement described in Section 7.01(b) thereof or amendments to the Parent Pledge Agreement described in Section 7.01(b) thereof); provided that no such agreement shall release all or substantially all of the Collateral or all or substantially all of the Parent Collateral (in each case except as provided in Section 9.15), release all or substantially all of the Material Domestic Subsidiaries as Subsidiary Guarantors or change any of the provisions of this Section 9.03(b), in each case without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent under the Subsidiary Guarantee, the Pledge Agreement or the Parent Pledge Agreement without the prior written consent of the Collateral Agent.

SECTION 9.04.   Expenses; Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers incurred in connection with the syndication of the Facilities and the preparation, execution, delivery, administration, amendment or waiver of the Loan Documents (including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Arrangers), and (ii) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders and, if necessary, one local counsel in any relevant jurisdiction) in connection with the enforcement or protection of its and their rights in connection with this Agreement or any other Credit Document, including its rights under this Section 9.04, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 The Borrower shall indemnify the Administrative Agent, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel to the Indemnitees (and, if a conflict of interest exists, one additional counsel to the Indemnitees and, if necessary, one local counsel in any relevant jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or any other Credit Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, (iv) any civil penalty or fine assessed by any Governmental Authority against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a Sanction enforced by such Governmental Authority or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee or (ii) arise from a breach in bad faith of this Agreement by such Indemnitee or (y) solely relate to any dispute solely among the Indemnitees that does not involve the Borrower or any of its Affiliates.  Each Indemnitee shall give prompt notice to the Borrower of any claim that may give rise to a claim against the Borrower hereunder and shall consult with the Borrower in the conduct of such Indemnitee’s legal defense of such claim; provided, however, than an Indemnitee’s failure to give such prompt notice to the Borrower or to seek such consultation with the Borrower shall not constitute a defense to any claim for indemnification by such Indemnitee unless, and only to the extent that, such failure materially prejudices the Borrower.

(c)                                  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.04, each Lender severally agrees to pay to the Administrative Agent such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)                                 Without limiting the Borrower’s obligations in clause (b) above, to the extent permitted by applicable law, the parties shall not assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)                                  All amounts due under this Section 9.04 shall be payable promptly after written demand therefor.

SECTION 9.05.   Successors and Assigns

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the

Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.05.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.05) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed, except for certain institutions (and Affiliates of such institutions) identified by the Borrower in writing to the Administrative Agent on or prior to the Closing Date (the “Restricted List”), the identities of which are available to the Lenders upon request to the Administrative Agent); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee (except for institutions (and Affiliates of such institutions) on the Restricted List); provided further, that if the Borrower consents to an assignment to any institution (or Affiliate of such institution) on the Restricted List, such institution shall be permanently removed from the Restricted List; provided further, that except in the case of any institution (or any Affiliate of such institution) on the Restricted List, the Borrower shall be deemed to have consented to such assignment unless it shall object in writing to such assignment by written notice to the Administrative Agent within 5 Business Days after having received notice of the proposed assignment;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment or Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank (such consent not to be unreasonably withheld, delayed or conditioned) for any assignment in respect of the Revolving Facility.

(ii)   Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)   Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.05, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be null and void.

(iv)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)   Upon its receipt of a duly completed Assignment and Assumption with respect to a permitted assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section 9.05 (unless waived), and any written consent to such assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

For the purposes of this Section 9.05(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(c)                                  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks, institutions or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or the first proviso to Section 9.03(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section 9.05, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.05.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(f) as though it were a Lender.

(iii)  Each Lender that sells a participation pursuant to this clause (c) shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank equivalent, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  No Commitment or Loan may be assigned to any Affiliated Lender unless (i) no Default shall have then occurred and be continuing, (ii) no proceeds from any Loans are used, directly or indirectly, to fund such assignment, (iii) each of the Lenders that hold Loans in the same Facility as the Loans being assigned has been offered the chance to participate in such assignment pro rata (in proportion to the Loans in such Facility) pursuant to procedures reasonably satisfactory to the Administrative Agent at the same price (based on a percentage of par), (iv) all assignments made pursuant to such offer shall be made at the same price (based on a percentage of par), (v) in the case of any assignment of Revolving Commitments, Revolving Loans, Incremental Revolving Commitments and/or Incremental Revolving Loans, such Revolving Commitments, Revolving Loans, Incremental Revolving Commitments and Incremental Revolving Loans shall be contributed to the Borrower (unless the assignment was to the Borrower) within one Business Day of such assignment and permanently extinguished immediately thereafter, and (vi) in the case of any assignment of Incremental Term Loans or undrawn Incremental Term Commitments, no such assignment may result in Affiliated Lenders holding a principal amount of Incremental Term Loans or undrawn Incremental Term Commitments, individually or in the aggregate, exceeding 15% of the principal amount of outstanding Incremental Term Loans or outstanding undrawn Incremental Term Commitments, as the case may be, unless, to the extent held by any Affiliated Lender other than the Borrower, such excess over 15% is contributed to the Borrower within one Business Day of such assignment and permanently extinguished immediately thereafter.

SECTION 9.06.   Survival.  All covenants, agreements, representations and warranties made by any Loan Parties herein, in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Credit Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.07.   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents (and, solely with respect to fees payable to the Administrative Agent or the Arrangers, any separate fee letter agreements) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective as provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by email (e.g. “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08.   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09.   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank or Affiliate, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.  Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.10.   Governing Law; Jurisdiction; Consent to Service of Process.  (a)  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)                                 Each party hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York City, New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Credit Documents against any other party or their respective properties in the courts of any jurisdiction.

(c)                                  Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any court referred to in paragraph (b) of this Section 9.10.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13.   Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.13, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower, (h) on a confidential basis to (A) Standard & Poor’s or Moody’s in connection with rating the Borrower or its Subsidiaries or the Facilities or (B) the CUSIP Service Bureau or any similar agency in connection with issuance and monitoring of CUSIP numbers with respect to the Facilities, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.13 or an agreement described in clause (f) hereof or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 9.13, “Information” means all information received from the Borrower or its Affiliates relating to the Borrower, its Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or its Affiliates.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would reasonably accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 9.14.   USA Patriot Act.  Each Lender subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is hereby required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

SECTION 9.15.   Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02 or 9.03) to take any action requested by the Borrower having the effect of releasing any Collateral under the Pledge Agreement or Parent Collateral under the Parent Pledge Agreement or obligations under the Subsidiary Guarantee (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 9.02 or 9.03 or (ii) under the circumstances described in paragraph (b) below.

(b)  At any time (and from time to time) on or after the Closing Date during which (i) the Consolidated Leverage Ratio for each of the four fiscal quarter periods of the Borrower ending as of the dates of the two most recently completed fiscal quarters of the Borrower is less than 1.50 to 1.00, and no Default has occurred and is continuing, or (ii) an Investment Grade Rating is applicable and no Default has occurred and is continuing, then in either case the Borrower, by written notice to the Administrative Agent (which notice shall, in the case of clause (i) above attach a certificate of a Financial Officer, in form and substance reasonably acceptable to the Administrative Agent, setting forth in reasonable detail the calculations necessary to demonstrate the Borrower’s satisfaction of the condition set forth in clause (i) above), may request that all or a portion of the Collateral be released from the Liens created by the Pledge Agreement and/or the Parent Collateral be released from the Liens created by the Parent Pledge Agreement, and upon the Administrative Agent’s acceptance of such written request (which acceptance shall occur upon the Administrative Agent’s verification that the applicable conditions set forth above in this paragraph have been met), all such Collateral and all such Parent Collateral shall be released from the Liens created by the Pledge Agreement and the Parent Pledge Agreement, all without delivery of any instrument or performance of any act by any Person; provided, however, that if, at the time such written notice is issued, any Pari Passu Indebtedness is outstanding at such time which would not qualify as Priority Indebtedness permitted to be outstanding at such time pursuant to Section 6.01(e) at such time, then such Collateral and such Parent Collateral shall not be released unless such Collateral and such Parent Collateral securing such Pari Passu Indebtedness is released simultaneously.

(c)  (i)  If during the continuation of a Collateral Release (A) a Leverage Release Period (as defined below) terminates at any time when an Investment Grade Rating is not applicable or (B) a rating downgrade causes no Investment Grade Rating to exist at any time when no Leverage Release Period has occurred and is continuing, then in each case the Collateral Release shall cease until the conditions for a Collateral Release set forth in either clause (i) or (ii) of paragraph (b) above have again been met.  Upon each such termination of a Collateral Release, the Borrower and the Restricted Subsidiaries holding

Equity Interests in the Material Domestic Subsidiaries shall promptly enter into a new Pledge Agreement (to the extent previously terminated) and Parent and any Subsidiaries of Parent holding Equity Interests in the Borrower shall promptly enter into a new Parent Pledge Agreement (to the extent previously terminated) to replace the terminated Pledge Agreement and terminated Parent Pledge Agreement, and each shall deliver to the Collateral Agent all certificates, if any, representing the Equity Interests pledged pursuant to such agreements, together with an undated stock power for each such certificate executed in blank.  “Leverage Release Period” means a period commencing when the conditions for a Collateral Release set forth in Section 9.15(b)(i) above have been met (regardless of whether a Collateral Release has already occurred under Section 9.15(b)(ii)), and terminating (x) when financial statements are delivered to the Lenders pursuant to Section 5.01 showing that the Consolidated Leverage Ratio for each of the four fiscal quarter periods of the Borrower ending as of the dates of the two most recently completed fiscal quarters of the Borrower is greater than 3.50 to 1.00 and (y) upon the occurrence of any Default.

(ii)  Notwithstanding the foregoing, if during the continuation of a Collateral Release, any Pari Passu Indebtedness is to be incurred pursuant to Section 6.01(b), the Borrower and the Restricted Subsidiaries holding Equity Interests in the Material Domestic Subsidiaries shall, prior to or simultaneously with the incurrence of such Pari Passu Indebtedness, enter into a new Pledge Agreement and Parent and any Subsidiaries of Parent holding Equity Interests in the Borrower shall, prior to or simultaneously with the incurrence of such Pari Passu Indebtedness, enter into a new Parent Pledge Agreement to replace the terminated Pledge Agreement and terminated Parent Pledge Agreement to the extent the Collateral and the Parent Collateral secure such Pari Passu Indebtedness, and each shall deliver to the Collateral Agent all certificates, if any, representing the Equity Interests pledged pursuant to such agreements, together with an undated stock power for each such certificate executed in blank.

(d)  At such time as the Loans and the other Obligations (other than Obligations under or in respect of Specified Swap Agreements or Letters of Credit or normal cash management services) shall have been paid in full, the Revolving Commitments have been terminated and all Letters of Credit have expired or been cash collateralized (i) the Collateral shall be released from the Liens created by the Pledge Agreement, and the Pledge Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Pledge Agreement shall terminate and (ii) the Parent Collateral shall be released from the Liens created by the Parent Pledge Agreement, and the Parent Pledge Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Credit Party under the Parent Pledge Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.16.   No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.  Each Loan Party agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Loan Party, its equity holders or its Affiliates, on the other hand.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its equity holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its equity holders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, equity holders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transactions or the process leading thereto.

SECTION 9.17.   Usury; Maximum Interest.

In no event shall the amount of interest due or payable hereunder or under any Note exceed the maximum rate of interest allowed by applicable law, and in the event any such excessive payment is inadvertently made to any Lender by the Borrower or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal.  It is the express intent hereof that the Borrower not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STARZ, LLC

By	/s/ Scott D. Macdonald
	Name:	Scott D. Macdonald
	Title:	Executive Vice President and Chief Financial Officer

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

THE BANK OF NOVA SCOTIA,

as Administrative Agent, Collateral Agent, Issuing Bank, and a Lender

By	/s/ Kim Snyder
	Name:	Kim Snyder
	Title:	Director

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

SUNTRUST BANK,

as Syndication Agent and a Lender

By	/s/ Cynthia W. Burton
	Name:	Cynthia W. Burton
	Title:	Director

SUNTRUST ROBINSON HUMPHREY, INC.

as Arranger

By:	/s/ Todd M. Koetje
	Name:	Todd M. Koetje
	Title:	Managing Director

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

BANK OF AMERICA, N.A.,

as a Lender

By	/s/ Jay D. Marquis
	Name:	Jay D. Marquis
	Title:	Director

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

BARCLAYS BANK PLC,

as a Lender

By	/s/ Christine Aharonian
	Name:	Christine Aharonian
	Title:	Vice President

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

JP MORGAN CHASE BANK , N.A.,

as a Lender

By	/s/ Lynn M. Braun
	Name:	Lynn M. Braun
	Title:	“Authorized Signer”

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

ROYAL BANK OF CANADA,

as a Lender

By	/s/ Sheldon Pinto
	Name:	Sheldon Pinto
	Title:	Authorized Signatory

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

TD BANK, N.A.,

as a Lender

By	/s/ Shivani Agarwal
	Name:	Shivani Agarwal
	Title:	Senior Vice President

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

MORGAN STANLEY BANK, N.A., as a Lender

By	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as a Lender

By	/s/ Ola Anderssen
	Name:	Ola Anderssen
	Title:	Director

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

SOCIETE GENERALE,

as a Lender

By	/s/ Linda Tam
	Name:	Linda Tam
	Title:	Director

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

US BANK NATIONAL ASSOCIATION,

as a Lender

By	/s/ Eric J. Mohr
	Name:	Eric J. Mohr
	Title:	Asst. Vice President

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH

as a Lender

By	/s/ James Hua
	Name:	James Hua
	Title:	SVP

By	/s/ Kitty Sin
	Name:	Kitty Sin
	Title:	SVP

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

HSBC BANK USA, NATIONAL ASSOCIATION,

as a Lender

By	/s/ Curtis Vega
	Name:	Curtis Vega
	Title:	Senior Vice President

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

CHANG HWA COMMERCIAL BANK, LTD.,

as a Lender

By	/s/ Jane Yang
	Name:	Jane Yang
	Title:	VP & General Manager

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

FIRST COMMERCIAL BANK, LTD., A REPUBLIC OF CHINA ACTING THROUGH ITS LOS ANGELES BRANCH

as a Lender

By	/s/ Terry Yuan-Gan Ju
	Name:	Terry Yuan-Gan Ju
	Title:	VP & General Manager

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

LAND BANK OF TAIWAN, NEW YORK BRANCH

as a Lender

By	/s/ Arthur Chen
	Name:	Arthur Chen
	Title:	General Manager

STARZ, LLC CREDIT AGREEMENT SIGNATURE PAGE

List of Omitted Exhibits and Schedules

The following schedules and exhibits to the Credit Agreement, dated as of April 20, 2015, by and among Starz, LLC, the Lenders from time to time party thereto, The Bank of Nova Scotia, as administrative agent for the Lenders and as an Issuing Bank, and the other parties from time to time party thereto have not been provided herein:

SCHEDULES:

Schedule 1.01A                                                           —                                   Commitments

Schedule 1.01B                                                           —                                   Unrestricted Subsidiaries on Closing Date

Schedule 1.01C                                                           —                                   Existing Specified Swap Agreements

Schedule 2.01                                                                    —                                   Initial Loans
Schedule 3.06                                                                    —                                   Disclosed Matters

Schedule 3.12                                                                    —                                   Filings
Schedule 6.02                                                                    —                                   Existing Liens
Schedule 6.09                                                                    —                                   Existing Restrictions

EXHIBITS:

Exhibit A                                                                                             —                                   Form of Assignment and Assumption

Exhibit B                                                                                             —                                   Form of Opinion of Credit Parties’ Counsel

Exhibit C                                                                                             —                                   Form of Subsidiary Guarantee

Exhibit D                                                                                             —                                   Form of Pledge Agreement

Exhibit E                                                                                              —                                   Form of Parent Pledge Agreement

Exhibit F                                                                                               —                                   Form of Certificate

Exhibit G-1                                                                                  —                                   Form of New Lender Supplement

Exhibit G-2                                                                                  —                                   Form of Incremental Term Facility Activation Notice

Exhibit G-3                                                                                  —                                   Form of New Revolving Commitment Activation Notice

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.